EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT made as of the 5th day of September, 1996 between Joseph Juliano, an individual residing at 261 Peck Ln., Orange, Connecticut 06477 (hereinafter referred to as "Employee") and International Telecommunication Data Systems, Inc., a Delaware corporation , with offices at 969 High Ridge Road, Suite 205, Stamford, Connecticut 06905 (hereinafter referred to as "Corporation").

     WHEREAS, the Corporation desires to employ the Employee, and the Employee desires to serve as an employee of Corporation on the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, the Corporation and the Employee agree as follows:

     1. Employment: The Corporation hereby agrees to employ the Employee as Executive Vice President and the Employee hereby agrees to function as such Executive Vice President for the Corporation on the terms and conditions hereinafter stated, subject to the directives of the Chief Executive Officer and Board of Directors of the Corporation (the "Board").

     2. Term of Employment: The term of this Agreement shall begin on or before November 1, 1996 and shall continue in full force and effect until October 31, 2000 unless sooner terminated as provided herein.

     3. Compensation:

     (a) During the term of this Agreement, for all services rendered by Employee under this Agreement, the Corporation shall pay the Employee an annual base salary of $175,000 per annum, payable in weekly or monthly installments as determined by the Corporation. All compensation payable under this Agreement shall be subject to applicable federal and state withholding tax requirements and other deductions approved by Employee.


     (b) In addition to the annual base salary described in Section 3(a) hereof, , the Employee shall become eligible to participate in the ITDS Stock Incentive Plan ("Plan"), a copy of which is attached hereto and made a part hereof as Schedule "A", upon the commencement of Employee's employment with Corporation.

     (c) In addition to the annual base salary described in Section 3(a) hereof, and the Incentive Stock Plan described in Section 3(b) hereof, the Employee may receive an annual year end cash performance bonus of up to 10% of annual base salary, in the sole and absolute discretion of the Board of Directors of the Corporation, which performance bonus, if any, will be pro rated for 1996.


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     (d) In addition to the annual base salary described in Section 3(a) hereof, the Incentive Stock Plan described in Section 3(b) hereof, and the cash performance bonus described in Section 3(c) hereof, pursuant to the Plan, the Employee shall be granted on the commencement of employment { 24,000 } shares of Restriced Common Stock( "Restricted Stock"), which Restricted Stock shall vest as follows: 25% on or after April 1, 1997, 50% on or after October 31, 1998, 75% on or after October 31, 1999, and 100% on or after October 31, 2000, provided however, that vesting will accelerate upon the sale of the Corporation. The Restricted Stock grant shall be subject to the terms of a Restricted Stock Agreement to be executed by the Employee and the Corporation.

     (e) In addition to the foregoing, the Employee shall be entitled to reimbursement of his legal fees related to this Agreement, not to exceed $3000.


     4. Fringe Benefits:

     (a) During the term hereof, subject to applicable waiting periods, Corporation shall provide the Employee and his immediate family, at no cost to Employee, with medical and hospitalization insurance coverage( and group dental, if available) similar to that offered to other officers of the Corporation, in addition to Employee's right to extend existing COBRA insurance coverage from his previous employer through the termination of the same. The Corporation shall pay Employees COBRA out of pocket costs.

     (b) During the term hereof, Corporation shall provide the Employee, at no cost to the Employee, subject to applicable waiting periods, with long term disability insurance coverage no less favorable than that offered to other officers of the Corporation. During the term hereof, Corporation shall provide Employee, at no cost to Employee, with supplemental life insurance coverage on Employee's life in the amount of $300,000. The proceeds of such life insurance policies shall be payable to Employee's named beneficiary.

     (c) Employee is authorized to incur on behalf of the Corporation only reasonable expenses (including travel and entertainment) in connection with the business of the Corporation. Any such expenses in excess of two thousand five hundred dollars ($2500.00) per month, in the aggregate, must be approved in advance by Corporation. Corporation shall reimburse Employee for all such reasonable expenses incurred in connection with the business of Corporation upon the presentation by Employee, from time to time, of an itemized account of such expenditures, which account shall conform, in form and substance, to applicable rules and regulations of the Internal Revenue Service.

     5. Duties and Extent of Services: Upon the execution of this Agreement and throughout its term, the duties of the Employee shall include, but are not limited to the following:

     (a) Provide managerial and executive support to the Corporation;

     (b) Provide marketing and sales support for the products of the Corporation;

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     (c) Develop information to provide support for the development and distribution of the products of the Corporation;

     (d) Support and development of sales leads as directed by the Corporation;

     (e) Such other duties and responsibilities as may be assigned by the Board or the Chief Executive Officer, from time to time consistent with Employee's status as Executive Vice President.

     (f) Employee will work exclusively for the Corporation during the term of this Agreement. Employee shall exert his best efforts and shall devote no less than the greater of: (i) forty (40) hours per week, or (ii) the amount of time necessary for Employee to perform his duties with regard to the business and affairs of the Corporation in accordance with this Agreement. During the term of this Agreement Employee shall not, directly or indirectly, alone or as a member of the partnership, or as an officer, director, shareholder, owner, agent or employee of any other corporation, be engaged in or concerned with any other compensable duties or pursuits whatsoever requiring his personal services without the prior written consent of the Corporation, which consent may be withheld for any reason or for no reason. Notwithstanding the foregoing, the provisions of this Section 5 (f) shall not preclude the Employee from providing tax return and other accounting services for clients for whom he has provided such services during the prior 12 months, provided the Employee's provision of such accounting services does not adversely effect the performance of his duties hereunder in the sole opinion of the Corporation.

     6. Vacation: During each year of the term of this Agreement, the Employee shall be entitled to four (4) weeks vacation, the time of which shall be determined after consultation with the Chief Executive Officer of the Corporation. For purposes of this Section 6, Employee shall be entitled to carry forward any unused vacation time from one period to another.

     7. Termination: The Employee's employment hereunder shall terminate on the date set forth in Section 2 hereof, or sooner upon the occurrence of any of the following events:

     (a) The Employee's death.

     (b) The termination of the Employee's employment hereunder by Corporation, at its option, to be exercised by written notice from Corporation to the Employee, upon the Employee's incapacity or inability to perform his services as contemplated herein for a period of at least one hundred twenty (120) consecutive days or an aggregate of one hundred sixty (160) consecutive or non-consecutive days during any twelve (12) month period during the term hereof due to the fact that his physical or mental health shall have become impaired so as to make it impossible or impractical for him to perform the duties and responsibilities contemplated for him hereunder.

     (c) The termination for "cause" of the Employee's employment hereunder by Corporation, at its option, to be exercised by written notice from Corporation to the Employee. The term "cause", as used herein, shall mean: (i) the Employee's willful misconduct or gross

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negligence in the performance of his duties on behalf of the Corporation, or the
Employee's dishonesty in the performance of his duties on behalf of the Corporation, (ii) the neglect, failure or refusal of the Employee to satisfactorily carry out any reasonable request of the Chief Executive Officer or Board for the provision of services hereunder, after notice of such neglect, failure or refusal has been given to Employee and Employee has failed to cure such neglect, failure or refusal within 15 days of notice (iii) the material breach of any provision of this Agreement by the Employee, after notice of such breach has been given to Employee and Employee has failed to cure such breach within 15 days of notice or (iv) the Employee's plea of guilty or nolo contendere to, or conviction of any crime involving moral turpitude, common law fraud, dishonesty, theft, or unethical conduct. For purposes of (ii) and (iii) above, the Employee shall not be afforded an opportunity to cure in the event that the Employee has already been afforded an opportunity to cure on two previous occasions during the employment term and the termination for cause shall be effective notwithstanding the lack of an opportunity to cure.

     (d) The Cessation of the Corporation's Business: In the event of any such termination, Corporation shall pay to Employee such portion of his annual base salary payable to Employee to the date such termination becomes effective, and thereafter Employee shall have no claim for any further compensation hereunder; provided however, that in the event of Employee's death, his death shall be deemed to have occurred on the last day of the month in which he dies.

     8. Restrictions On Employee: During the period commencing on the date hereof and ending two (2) years after the termination of the Employee's employment by Corporation for any reason, the Employee shall not directly or indirectly induce or attempt to induce any of the employees of Corporation to leave the employ of Corporation.

     9. Covenant Not To Compete: (a) During the period commencing on the date hereof, and ending one (1) year after the termination of the Employee's employment for any reason, the Employee shall not, except as a passive investor in publicly held companies, directly or indirectly engage in, associate with, or own or control any interest in, or act as principal, director, officer, agent, or employee of, or consultant to: (i) Cincinnati Bell Information Systems, Systematics, Saville Systems, Cable Services Group, Computer Sciences Corporation, Electronic Data Systems, Alltel, or their successors or assigns, or
(ii) any person, firm or corporation, located in the eastern third of the United States, whose activity is (i) a venture or business, substantially similar to that of Corporation and/or (ii) which is in competition with the Corporation. Notwithstanding anything to the contrary contained herein, to the extent Corporation (i) makes an absolute assignment of the bulk of its assets for the benefit of creditors, (ii) consents to the appointment of a bankruptcy trustee,
(iii) institutes bankruptcy proceedings or (iv) experiences a cessation, the provisions of this Section 9 shall lapse.

     (b) In the event the Employee's employment is terminated by the Corporation pursuant to the provisions of Sections 7(c)(ii) or 7(c)(iii) hereof, the Corporation shall pay the Employee, for a period of one (1) year after termination, in monthly installments, a total amount equal to 50% of his base salary, provided the Employee fully complies with the provisions of Sections 8,9 and 10 hereof. The Employee shall not be entitled to post termination payments of any kind or nature with respect to his obligations pursuant to this Ageement, except as expressly provided in this Section 9(b).


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     10. Proprietary Information:

     (a) For purposes of this Agreement, "proprietary information" shall mean any information relating to the business of Corporation or any entity in which Corporation has an ownership interest that has not previously been publicly released by duly authorized representatives of Corporation and shall include (but shall not be limited to) information encompassed in all proposals, marketing and sales plans, financial information, costs, pricing information, computer programs, customer information, customer lists, and all methods, concepts or ideas in or reasonably related to the business of Corporation or any entity in which Corporation has an interest. The Employee agrees to regard and preserve as confidential all proprietary information, whether he has such information in his memory or in writing or other physical form. The Employee will not, without written authority from Corporation to do so, directly or indirectly, use for his benefit or purposes, nor disclose to others, either during the term of his employment hereunder or thereafter, except as required by the conditions of his employment hereunder, any proprietary information. The Employee agrees not to remove from the premises of Corporation or any subsidiary or affiliate of Corporation, except as an employee of Corporation in pursuit of the business of Corporation or any of its subsidiaries, affiliates or any entity in which Corporation has an ownership interest, or except as specifically permitted in writing by Corporation, any document or object containing or reflecting any proprietary information. The Employee recognizes that all such documents and objects, whether developed by him or by someone else during the term of his employment with Corporation, are the exclusive property of Corporation.

     (b) All proprietary information and all of the Employee's interest in trade secrets, trademarks, computer programs, customer information, customer lists, employee lists, products, procedure, copyrights and developments hereafter to the end of the period of employment hereunder developed by Employee as a result of, or in connection with, his employment hereunder, shall belong to Corporation; and without further compensation, but at Corporation's expense, forthwith upon request of Corporation, Employee shall execute any and all such assignments and other documents and take any and all such other action as Corporation may reasonably request in order to vest in Corporation all Employee's right, title and interest in and all of the aforesaid items, free and clear of liens, charges and encumbrances.

     (c) The Employee expressly agrees that the covenants set forth in Sections 8, 9, and 10 of this Agreement are being given to Corporation in connection with the employment of the Employee by Corporation and that such covenants are intended to protect Corporation against the competition by the Employee, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of the Employee are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.


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     11. Injunctive Relief: The Employee acknowledges that the injury to
Corporation resulting from any violation by him of any of the covenants contained in this Agreement will be of such a character that it cannot be adequately compensated by money damages, and, accordingly, Corporation may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction of the matter restraining any such violation; and no bond or other security shall be required in connection with such injunction.

     12. Representation of Employee: The Employee represents and warrants that neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates the provisions of any other agreement to which he is a party or by which he is bound.

     13. Parties; Non-Assignability: As used herein, the term "Corporation" shall mean and include Corporation and any subsidiary or affiliate thereof and any successor thereto unless the context indicates otherwise. This Agreement and all rights hereunder are personal to the Employee and shall not be assignable by him and any purported assignment shall be null and void and shall not be binding on Corporation.

     14. Entire Agreement: This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previous representations, negotiations, commitments, and writing with respect thereto.

     15. Amendment or Alteration: No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by all of the parties hereto.

     16. Choice of Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, except a provision of that law which would refer resolution of any issue to another jurisdiction. The forum for resolution of any dispute shall be the State of Connecticut.

     17. Arbitration: Any controversy, claim, or breach arising out of or relating to this Agreement or the breach thereof may, in the sole discretion of either party, be settled by arbitration in Stamford, Connecticut in accordance with the rules of the American Arbitration Association and the judgment upon the award rendered shall be entered by consent in any court having jurisdiction thereof.

     18. Waiver of Breach: The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any of the parties hereto.

     19. Binding Effect: The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, heirs, administrators, successors, and permitted assigns


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                CORPORATION:

                                INTERNATIONAL TELECOMMUNICATION
                                       DATA SYSTEMS, INC.


                                By /s/ Charles L. Bakes
                                   -------------------------------
                                   Charles L. Bakes, President


                                EMPLOYEE:


                                By /s/ Joseph Juliano
                                   -------------------------------
                                         Joseph Juliano